
RumbleOn.com
BUY. SELL. TRADE.
RumbleOn, Inc.
Charlotte, NC
Not for hire
DOT 3004158

RumbleOn

COMPANY PRESENTATION

October 2017

FREE WRITING PROSPECTUS STATEMENT

This presentation highlights basic information about us and the proposed public offering. Because this presentation is a summary, it does not contain all of the information you should consider before investing in our securities.

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering. The registration statement has not yet become effective. Before you invest, you should carefully read the preliminary prospectus, the registration statement, and any other documents incorporated by reference therein for more complete information about us and this proposed public offering.

This free writing prospectus should be read together with the preliminary prospectus dated September 28, 2017 included in that registration statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1596961/000165495417008916/rmbl_s1.htm

You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, a copy of the preliminary prospectus relating to the offering may be obtained, when available by contacting Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach CA 92660, (800) 678-9147.

FORWARD-LOOKING STATEMENTS & PROJECTIONS

This presentation includes preliminary quarterly financial estimates, financial forecasts, projections, and other forward-looking statements regarding RumbleOn, Inc. ("Company"), its business and prospects. This forward-looking information is based on assumptions and expectations which, while considered reasonable by the Company and its management as of the date of this presentation, are subject to risks, uncertainties, and other factors that may cause actual results and performance to materially differ from results or performance expressed or implied by the forward-looking statements, including those risks set forth under the heading "Risk Factors" and elsewhere in our Registration Statement on Form S-1, Registration No. 333-220308, filed with the Securities and Exchange Commission ("SEC") on September 28, 2017 (the "Registration Statement"), and in our other filings with the SEC. A preliminary prospectus, which is subject to completion and dated September 28, 2017, is included with these materials. The Company assumes no obligation to update the information in this presentation, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements, information and estimates contained herein are based on information that the Company believes to be reliable as of today's date, but the Company cannot assure you that such statements, information or estimates are complete or accurate.

The preliminary quarterly financial estimates included in this presentation are subject to completion of the Company's customary quarterly closing and the completion of the interim review procedures by the Company's independent auditors. Also, without limiting the foregoing, the inclusion of the financial projections in this presentation should not be regarded as an indication that the Company considered, or now considers, them to be a reliable prediction of the future results. The financial projections were not prepared with a view towards public disclosure or with a view to complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, or with U.S. generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Although the financial projections were prepared based on assumptions and estimates that the Company's management believes are reasonable, the Company provides no assurance that the assumptions made in preparing the financial projections will prove accurate or that actual results will be consistent with these financial projections. Projections of this type involve significant risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved.

Before deciding to invest with us, you should carefully read our entire Registration Statement, including the information set forth under the heading "Risk Factors," and in our other filings with the SEC.

TRANSACTION SUMMARY

Issuer:	RumbleON, Inc.
Ticker / Exchange:	OTCQB: RMBL
Type of Security:	Class B Common Stock
Type of Offering:	NASDAQ Uplist & Follow-On Offering
Offering Amount:	2,000,000 Shares
Joint Book-Running Managers:	Roth Capital Partners & Maxim Group, LLC
Co-Manager:	Aegis Capital Corp
Use of Proceeds:	Repay $1.65 million of bridge notes, working capital, and general corporate purposes

KEY INVESTMENT HIGHLIGHTS

DISRUPTIVE STRATEGY

- A 100% online marketplace solution
- $7.5 billion market opportunity dominated by inefficient local peer-to-peer transactions and listing sites
- Highly fragmented competition with virtually no online presence
- Ability to drive accelerated brand recognition with cost-effective marketing strategy

COMPELLING ECONOMICS

- Strong unit economics drive rapid ramp to profitability
- Highly scalable business model driven by asset and infrastructure light operations
- Multiple long term growth drivers

PROVEN & COMPREHENSIVE TECHNOLOGY PLATFORM

- Compelling online and mobile applications simplify buying and selling experience
- Expandable across adjacent sectors

HIGHLY EXPERIENCED MANAGEMENT TEAM

- Management team with deep experience and successes in vehicle, online and growth operating strategies


WELCOME TO THE CITY OF RIDERS
FOR SALE

MANAGEMENT TEAM

Steven R. Berrard
Founder, CFO, and Board Member

Marshall Chesrown
Founder, Chairman, and CEO

Denmar Dixon
Board Member

RumbleOn

Mitch Pierce
Board Member

Kartik Kakarala
Board Member

Kevin Westfall
Board Member

Rick Gray
Owner, Director, and CEO of Gray & Co., INC.

RumbleOn is changing the way consumers and dealers buy and sell motorcycles.


RumbleOn
THE MOTORCYCLE MARKETPLACE TO BUY & SELL PRE-OWNED MOTORCYCLES
Free Shipping

NEXTGEN TECHNOLOGY ACQUISITION JANUARY 2017

World-Class Dealer

Solutions / Sales management

CYCLEPRO NextGenBoats NextGenRV

CRM
Game Changing Powersports Prospect Management Solutions

Equity Mining Tools
Industry's First Equity Mining Tools for Dealers


CYCLEPRO
DYNAMIC POWERSPORT SOLUTIONS

BDC Solutions
Introducing First of a Kind Consumer Solutions

ListCycle
One Click Listing Solutions

PROPRIETARY TECHNOLOGY

- *Appraisal Tool*
- *Vehicle Valuation*
- *Inventory Management*
- *One Click Listing Solutions*
- *CRM and Prospecting*
- *BDC Solutions*
- *Sales Management*
- *Equity Mining*
- *Data Base Analytics*
- *Online Auction Platform*

INTEGRATION PARTNERSHIPS

lightspeed
HubSpot
Google Analytics
DX1 POWERSPORTS
Adobe Creative Cloud
Autotrader MOTORCYCLES ON AUTOTRADER
semrush
Jira Software
DealerDOCX
Basecamp
CDK Global
CLOUDFLARE
amazon web services
twilio
grammarly
Magisto
PURE CHAT
Shake
CallRail
hotjar
CYCLE CRUNCH
StackAdapt
MailChimp
fullstory
slack
NADA
SOFTLAYER an IBM Company
AdRoll
ARI SELL MORE STUFF!
SPROUTSOCIAL
AutoJini
NUVI
prleap
promo
DOMO
eBay Motors
shutterstock
WOO BOX
Bing Webmaster Tools
Black Book
KBB.COM
DEALER SPIKE
HomeNet
NATIONAL POWERSPORT AUCTIONS NPA

DISRUPT INEFFICIENT PEER-TO-PEER DISTRIBUTION

- ***Unpleasant process***
- ***Effort and expense to list across various sites***
- ***Timing/scheduling strangers to visit home***
- ***Limited/local pool of potential buyers***
- ***Uncertainty of closing, funding and title transfer***
- ***Difficulty in accessing and securing 3rd party financing***
- ***Lack of desire to accept trades***
- ***Clear path to intervene***

Pre-Owned Distribution Channels [1]



Annual H-D
Pre-owned Sales
400K UNITS
$4.0 bn
63%
Peer-to-Peer
$2.4 bn
250k UNITS
31%
Dealer
$1.3 bn
125k UNITS
6%
Other
$0.3 bn
25k UNITS

[1] Based on Harley-Davidson published information and management estimates.

AGNOSTIC SUPPLY CHAIN SOLUTION

Acquisition



Consumers
Dealers
Auctions

Consumers → 80%
Dealers → 15%
Auctions → 5%



Distribution

	Share	Gross Margin
Consumers	60%	$2,200
Dealers	30%	$800
Auctions	10%	$500

$1,610

Avg. Gross Margin Per Unit [1]

[1] Management estimates of gross margin at scale.

DIGITAL ECONOMY IS TRANSFORMING BUYING


682 motorcycles and counting
I'm looking for a ...
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HARLEY-DAVIDSON
THE MOTORCYCLE MARKETPLACE TO BUY & SELL PRE-OWNED MOTORCYCLES
Instant Cash Offers | No-Haggle Pricing | Free Shipping
GET YOUR CASH OFFER
CHECK OUT OUR MOTORCYCLES

97% of consumer purchases involve online research [1]

→

90% Of consumers use the internet to shop for used vehicles [2]

→

73% of consumers wish there was a fixed price for vehicles so no negotiation is needed [3]

[1] Capgemini, Cars Online 2014. [2] Cox Automotive – 2016 Car Buying Journey. [3] Lab42 – The Art of Car Buying, 2013.

COST EFFECTIVE MARKETING OPPORTUNITIES



SELL YOUR BIKES
and Get Paid Fast, All Online!
Start Now »
RumbleOn.com

SEARCH

- RumbleOn owns over 1,000 URL's for market specific approach and measurement
- In under 6 months, RumbleOn already ranks for 134 organic keywords on the first page of Google, 84 of which are in the top 3 results [1]
- Limited competition for keywords driving low customer acquisition cost

SOCIAL MEDIA

- Facebook proving to be very cost effective channel
- Initial small budget results have shown a cost to acquire appraisals from consumers at $26.00 which is less than 5% of automotive cost [2]
- Sticky data base of users due to the want not need category of motorcycles
- Untapped opportunity in female and millennial riders

GUERRILLA MARKETING

- Mobile event tours host annually over 4 million dedicated attendees such as Sturgis, Daytona Bike Weeks, etc. [3]
- Billboards proving to be very cost effective when positioned in areas well traveled by motorcycle enthusiasts
- Sponsorships in targeted related activities



COME RUMBLE WITH US
For Easy-Handling and an Increased Bottom Line.
RumbleOn
Sell Us Your Harley
Enter VIN #
GET CASH
RumbleOn.com

[1] Google. [2] RumbleOn Marketing Data. [3] Wikipedia, event website data, and media coverage.

- ✓ Only Real Liquidity Option
- ✓ Instant Cash Payment
- ✓ Free Pick-up

FRICTION FREE SELLING EXPERIENCE



RumbleOn
THE MARKETPLACE T
SELL, & TRADE MOTOR
Sell Your Motorcycle
SUBMIT
Enter The Exact Mileage
Loan Information (If Applicable)
Bank
Physical Condition
Ridden Hard
Mechanical Condition
Tire Condition
Below Average
Photos
Being Reviewed
Photos
Prepared For:
William
More Details
Condition Report:
Physical : Above Average
Mechanical : Above Average
Tires : Above Average
Accesories:
Services:
Buy
30
30 MINUTES OR
START A NEW CASH OFFER
$6,699.00
2007 SUZUKI
RumbleOn Voucher
2004 Harley-Davidson FLHTCUI Ultra Classic Ele...
Supervisor Prod
(435) 646-3564
ACCEPT
Cash Offer
6,995.00
2,852 miles
Above Average / Above Average / Above Average

SIMPLE AND SEAMLESS BUYING EXPERIENCE

- ✓ No Haggle Pricing
- ✓ Free Shipping
- ✓ Free Warranty
- ✓ Money Back Guarantee



2005 Harley-Davidson
Motorcycle Information
Stock Number
30803988
Color
TEAL
Model
VRSC
Mileage
8688
Photo Gallery
See More
RumbleOn Certified
RumbleOn Price
Taxes
License
Dealer Fees
Shipping
Total
FAVORITE
Start Purchase
How will you be purchasing this motorcycle?
I WILL BE PAYING WITH CASH
I WILL BE USING FINANCING
BLACK/BLUE
BLACK


BEFORE
AFTER

CAPITAL LIGHT MODEL THROUGH DEALER PARTNERSHIPS

RumbleOn
CERTIFIED

- ✓ Inspection
- ✓ Reconditioning
- ✓ Photography
- ✓ Delivery
- ✓ Distribution

REGIONAL DISTRIBUTION STRATEGY

With 10 Select Dealers expected by the end of 2017, we intend to cover over 80% of motorcycle owners within 300 miles, with an additional 30 Select Dealer Partners expected in 2018.

2017



UNITED STATES



2018


DEALER CASE STUDY RESULTS
January-July 2016 vs 2017
A 384% year-over-year increase in used motorcycle sales.
Dealership went from 388th to #1 in the entire country.
age from 55 to 41.
Units
USED
2016 144
2017 622
TOTAL
2016 350
2017
Revenue
USED
2016 $2,994,239
2017
TOTAL
2016
2017
Gross Margin
USED
2017
TOTAL
2016 $2,154,032
2017 $3,080,499
30-DAY NPS
94
"Customers Love It!"
RumbleOn

SIGNIFICANT GROWTH OPPORTUNITIES

Over 70% of all motorcycles sold are pre-owned. The market exceeds 7.5 billion.[1]



Drive Revenue Growth in Existing Markets
Expand Dealer Network
Innovate and Extend Technology Leadership
Expand Brand Awareness
Expand to Adjacent Segments

[1] Management Estimates.

POSITIONED FOR RAPID GROWTH AND SCALE



Summer 2016 Founded by Marshall Chesrown and Steve Berrard
RumbleON
Dealer Case Study Jan 2017
HARLEY-DAVIDSON
Acquired NextGen Technology Solutions
NextGenAuto
Dealer Case Study Completed July 2017
HARLEY-DAVIDSON
IPO Oct 2017
Launch 10 Select Dealers Across US Dec 2017
RumbleOn B2B Auction Launch
International
Test Other Products and Partnerships
July 2016 Smart Server Public Shell Acquired
Feb 2017 Board Appointments, Corporate Name Change to RumbleOn Inc.
RumbleOn Brand Launch July 2017
From July-Aug 2017 2,067 Appraisals 335 Acquired 16.2% Captured Rate
Sep 2017 $2.6 Millions Revenue 207 Units Sold
RumbleOn Adds Metric Sales
Monetize Database Opportunities
2016
2017
Markets 10
2018
Markets 40
2019
Markets 100

TRANSACTION PROVIDES GROWTH CAPITAL

- *Inventory acquisition*
- *Enhance and accelerate customer acquisition and marketing strategy*
- *Continued technology innovation and improvement*
- *Hire additional key talent*
- *Repay $1.65 million of bridge notes, working capital, and general corporate purposes*
- *Dealer expansion*
- *International expansion*

KEY FINANCIAL INFORMATION

Based on what we have learned to date the company is comfortable in providing our outlook for the following key financial metrics:

- Preliminary estimate of revenue for the third quarter of 2017 ranging from $3.5 to $3.7 million
- Expected 2018 revenue in excess of $100 million
- Anticipated operating cash-flow positive in 2nd-half of 2018
- EBIT margins at scale of 8% to 10%

THANK YOU


RIDE ON. RALLY ON. RUMBLEON.
RumbleOn.com
BUY. SELL. TRADE.
Unit 101 | 877-8-Rumble